UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2010

ALMOST FAMILY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices) (Zip code)

 (502) 891-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Effective as of December 2, 2010, Almost Family, Inc. (the "Company") entered into a $125,000,000 five-year senior secured revolving credit agreement (the "Credit Agreement") with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and certain other lenders party thereto.  CitiBank, N.A. and Fifth Third Bank acted as Documentation Agents and J.P. Morgan Securities LLC acted as Sole Bookrunner and Sole Lead Arranger under the Credit Agreement.  Amounts available under the Credit Agreement are available for general corporate purposes including acquisitions.

Concurrently with the effectiveness of the Credit Agreement, the Company terminated its existing credit agreement dated as of July 15, 2008, with JPMorgan Chase Bank, N.A., as Administrative Agent, Fifth Third Bank, as Syndication Agent, and certain other lenders party thereto (the “Prior Agreement”).  The Prior Agreement was due to mature on July 15, 2011, and was limited to aggregate borrowings thereunder of up to $75 million.  No material termination fees or penalties were incurred by the Company in connection with the termination of the Prior Agreement.  Other than amounts reserved for letters of credit as replaced by the Credit Agreement, no amounts were outstanding under the Prior Agreement at the time of its termination.

Under the Credit Agreement, which will mature on December 2, 2015, the Company and the lenders may enter into revolving loans, swingline loans, and issuances of letters of credit subject to certain amount limitations, in an amount up to $125 million in the aggregate outstanding at any time prior to maturity.  The Credit Agreement also contains an accordion feature which permits the Company to request from the Administrative Agent an increase of the total commitments under the Credit Agreement to $175 million.  Borrowings (other than letters of credit) under the Credit Agreement generally will bear interest at a rate varying from LIBO rate plus 2.25% to LIBO rate plus 3.25%, depending on leverage.  The Company is required to pay a quarterly commitment fee on the average daily unused amount of the commitment, which fee varies depending on the Company's leverage ratio.  Letters of credit issued under the Credit Agreement are subject to a participation fee and related fronting fees.  Borrowings under the Credit Agreement will be secured by a first priority perfected security interest in all tangible and intangible assets of the Company and all existing and future direct and indirect subsidiaries of the Company, as guarantors.

The Credit Agreement contains customary representations and warranties, customary events of default, and customary affirmative and negative covenants, including (among others) restrictions on indebtedness, liens, transactions with affiliates, acquisitions, investments, consolidations, mergers and asset sales.  The Credit Agreement contains three financial covenants relating to: (i) the adjusted fixed charge coverage ratio, (ii) the leverage ratio and (iii) net worth.

There are no material relationships between the Company or its affiliates and any of the lenders, other than as described above.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02                      Termination of a Material Definitive Agreement.

The information with respect to the termination of our previous credit agreement is set forth in Item 1.01 and is hereby incorporated in this Item 1.02 by reference.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated in this Item 2.03 by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit                      Description

10.1
Credit Agreement, dated as of December 2, 2010, among Almost Family, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, and CitiBank, N.A. and Fifth Third Bank as Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALMOST FAMILY, INC.

Date December 8, 2010	By:	/s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President &
Chief Financial Officer

EXHIBIT INDEX

Exhibit                      Description

10.1
Credit Agreement, dated as of December 2, 2010 among Almost Family, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, and CitiBank, N.A. and Fifth Third Bank as Documentation Agents.